EXHIBIT 10.18
October 7, 2009
Via Hand Delivery
Kevin Frisch
Senior Vice President of Marketing
Blue Nile, Inc.
705 Fifth Avenue South
Suite 900
Seattle, Washington 98104
Dear Kevin:
     This letter sets forth the terms of the separation agreement (the “Agreement”) that Blue Nile (the “Company”) is offering to you to aid in your employment transition.
     1. Separation Date. Your employment with the Company will terminate effective October 7, 2009 (the “Separation Date”).
     2. Accrued Salary and Vacation Pay. The Company will pay you all accrued salary, and all accrued and unused vacation (if any), earned through the Separation Date, less standard payroll deductions and withholdings.
     3. Severance Payment. Although the Company is not otherwise obligated to do so, if you enter into this Agreement, the Company will pay you a lump sum of sixty thousand dollars and zero cents ($60,000.00) within ten (10) business days after you sign this Agreement (the “Severance Payment”). The Severance Payment will be subject to standard payroll deductions and withholdings. Following the Separation Date, you will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits, 401(k) contributions or bonuses.
     4. Health Insurance. Your coverage under the Company’s group health plan will end on the last day of the month in which your Separation Date falls (or as otherwise provided in the plan). To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health plan, you may be eligible to continue your group health insurance benefits at your own expense after the Separation Date. You will be separately provided a written notice of your rights and obligations under COBRA.
     5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and you will not receive from the Company any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, but not limitation, you acknowledge that you have not earned and are not owed any bonus or incentive compensation. You also acknowledge that you do not have any vested and exercisable shares as of the Separation Date and that your option on all unvested shares as of the Separation Date will terminate.
     6. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practices.
     7. Return of Company Property. You agree that, on the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, any files, correspondence, memoranda, reports, lists, proposals, notes, drawings, records, plans, forecasts, purchase orders, personnel information, operational information, customer information and contact lists, sales and marketing information, financial information, promotional literature, product specifications, computer-recorded information, other tangible property, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company or its officers, directors, and employees (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely return of all Company property is a precondition of your receipt of the Severance Payment.
     8. Proprietary Information Obligations. You hereby acknowledge and reaffirm your continuing obligation to comply with your Employee Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement dated May 6, 2009, and you will comply fully with those obligations, including refraining from any use or disclosure of the Company’s confidential or proprietary information or materials, unless specifically authorized in writing by an officer of the Company.
     9. Confidentiality. You agree to keep the terms and conditions of this Agreement confidential and not to disclose or characterize it to any third party; provided, however, that you may disclose this Agreement in confidence to your immediate family, attorneys, accountants, auditors, tax preparers, and financial advisors or as required by law or pursuant to a lawfully issued subpoena.
     10. Nondisparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company will respond to any questions from prospective employers about your employment with or separation from the Company by providing only your dates of employment, title and salary, and indicating that it is not the practice of the Company to provide more information. You agree to direct all such prospective employers to the Human Resources department.
     11. No Voluntary Adverse Action. You agree that you will not encourage any person in bringing or pursuing any claim or action of any kind against the Company, its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.
     12. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.
     13. Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled (including, but not limited to, the Severance Payment), you, on behalf of yourself, and your respective heirs, family members, executors and assigns, hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their past, present and future directors, officers, employees, agents, employees, investors, stockholders, predecessor and successor corporations, attorneys, insurers, affiliates and assigns (the “Released Parties”), from any and all claims, demands, actions, suits, damages, losses, expenses, attorneys’ fees duties, liabilities, obligations or causes of action relating to any matters of any kind, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the time you sign this Agreement.
This general release includes, but is not limited to:
a.	all claims arising out of or in any way related to your employment with the Company or the termination of that employment;

b.	all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company;

c.	all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;

d.	all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy;

e.	any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

f.	any and all claims for violation of the federal, or any state, constitution;

g.	any and all claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement;

h.	any and all claims for attorneys’ fees and costs;

i.	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; and

j.	all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, or attorneys’ fees.
You make this commitment even though you understand that you may not, as of this date, know all of the claims you may lawfully have against the Released Parties and that you are giving up the right to pursue any claims that you could have pursued before courts without having the opportunity to pursue those claims to a trial and have the damages, if any, set by a judge or jury. This release is intended to be as broad as the law allows and includes, without limitation, any claims under statute or otherwise for attorneys’ fees and costs.
You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against any of the Released Parties. You agree that all Released Parties (except the Company, which is a party to this Agreement) are third party beneficiaries of this Agreement who may enforce the terms of such release.
     14. Reservation of Rights. This Agreement shall not affect any rights which you may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, or the 401(k) plan maintained by the Company.
     15. Future Lawsuits. You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     16. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
     17. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one days from the date you receive this letter. The offer contained in this Agreement will automatically expire if we do not receive the executed Agreement from you at the end of that period.
We wish you the best in your future endeavors.
Sincerely,
Blue Nile, Inc.

By:	/s/ Diane Irvine
Diane Irvine
Chief Executive Officer
Exhibit A — Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement
Understood and Agreed:

/s/ Kevin Frisch
Kevin Frisch

Date: October 7, 2009

Exhibit A
BLUE NILE, INC.
EMPLOYEE NONDISCLOSURE, PROPRIETARY INFORMATION, INVENTIONS, NONSOLICITATION AND
NONCOMPETITION AGREEMENT
          In consideration of my employment or continued employment by Blue Nile, Inc., a Delaware corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:
1. Nondisclosure
     1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. By way of illustration but not limitation, “Proprietary Information” includes: (a) customer orders, including, but not limited to, customer names, shipping addresses, billing addresses, email addresses, order amounts, phone numbers, social security numbers, or any other personally identifiable customer information; (b) suppliers, including, but not limited to, supplier names, products, volumes or terms; (c) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (d) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (e) any and all information relating to and concerning the Company’s employees, including, but not limited to, employee names, skills, abilities, expertise, knowledge, experience, position or job titles, areas of responsibility, educational background, professional certifications and/or licenses, previous work experience, salary, compensation, employee benefits, contact information, employment policies and/or procedures, and any other personnel-related information; and (f) cost or other financial data concerning any of the foregoing or the Company and its operations. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
     2.4 Nonassignable Inventions. I recognize that, my obligation to assign shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the my own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the Invention results from any work performed by me for the Company (a “Nonassignable Invention”).
     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify as a Nonassignable Invention; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Nonassignable Inventions. I will preserve the confidentiality of any Invention that does not fully qualify as a Nonassignable Invention.
     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. Nonsolicitation And Noncompetition
     4.1 Definition. “Competing Business” means any on-line business whose efforts, directly or indirectly, are in competition with the efforts of the Company. A Competing Business includes, but is not limited to, any on-line business whose efforts involve any research, development or products in competition with products which are, during and at the end of the period of employment, either (a) produced, marketed or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.
     4.2 Nonsolicitation. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee or independent contractor of the Company to leave the employ of the Company.
     I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment from the Company, I will not directly or indirectly (a) solicit, divert, appropriate to or accept on behalf of any Competing Business, or (b) attempt to solicit, divert, appropriate to or accept on behalf of any Competing Business, any business from any supplier or vendor or actively sought prospective supplier or vendor of the Company with whom I have dealt, whose dealings with the Company have been supervised by me or about whom I have acquired Proprietary Information in the course of my employment.
     4.3 Noncompetition. I agree that during the period of my employment by the Company and for one (1) year after the date of termination of my employment from the Company, I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any Competing Business. I agree that: (a) services to be performed by me under this Agreement are of a special and intellectual character; (b) the Company’s business is international in scope and its services are marketed throughout the world; (c) the Company competes with other businesses that are or could be located in any part of the world; and (d) the provisions of Section 4.3 are reasonable and necessary to protect the Company’s business. I further agree that should a court exercising jurisdiction with respect to this Agreement find the restrictions herein invalid or unenforceable due to unreasonableness, either in period of time, geographic area, or otherwise, then in that event, such restriction is to be interpreted and enforce to the maximum extent which such court deems reasonable. The Company’s Chief Executive Officer, in his/her sole discretion, may determine to waive the noncompetition provisions of this Section 4.3. Any such waiver must be in writing and shall not constitute a waiver of any noncompetition or forfeiture provisions of any other agreement between the Company and me.
5. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.
6. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.
8. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

9. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
10. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
11. General Provisions.
     11.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of Washington, as such laws are applied to agreements entered into and to be performed entirely within Washington between Washington residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in King County, Washington for any lawsuit filed there against me by Company arising from or related to this Agreement.
     11.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     11.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
     11.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     11.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
     11.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     11.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely:                                         .
     I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

Dated:	10/7/2009

/s/ Kevin Frisch

(Signature)

Kevin Frisch

(Printed Name)

Accepted and Agreed To:

Blue Nile, Inc.

By:	/s/ Sarah Boydston

705 Fifth Avenue South, Suite 900

(Address)

Seattle, WA 98104

Dated:	10/7/2009

Exhibit A

TO:	Blue Nile, Inc.

FROM:	Kevin Frisch

DATE:	10/7/2009

SUBJECT:	Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Blue Nile, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
☑	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.
☐	Additional sheets attached.
Accepted and Agreed:

By:	/s/ Kevin Frisch